EXHIBIT 10.27
HERITAGE-CRYSTAL CLEAN, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN

HERITAGE-CRYSTAL CLEAN, INC.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
SECTION 1
Introduction
1.1. The Plan, Effective Date and Plan Year
     The Heritage-Crystal Clean, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) is effective as of the date on which Heritage-Crystal Clean, Inc. (the “Corporation”) first issues shares of common stock of the Corporation that are required to be registered under Section 12 of the Securities Exchange Act of 1934 as amended (the “Effective Date”). The “Plan Year” means the calendar year; provided that the first Plan Year shall mean the period beginning on the Effective Date and ending December 31, 2008.
1.2. Purpose
     Heritage-Crystal Clean, Inc. (the “Corporation”) has established the Plan for a select group of management and highly compensated employees and non-employee directors of the Corporation (or any Subsidiary or Affiliate that adopts the Plan in accordance with subsection 7.1) to retain and attract highly qualified personnel by offering the benefits of a non-qualified, unfunded plan of deferred compensation. The Plan is intended to be a top-hat plan described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Notwithstanding any provision of the Plan to the contrary, the Plan is subject to the provisions of Section 409A of the Internal Revenue Code (the “Code”) and at all times shall be interpreted and administered so that it is consistent with such Code section.
1.3. Administration
     The Plan shall be administered by the Corporation or by one or more individuals appointed by the Corporation to administer the Plan (the “Plan Administrator”). The Plan Administrator shall have the powers set forth in the Plan and the power to interpret its provisions. Any decisions of the Plan Administrator shall be final and binding on all persons with regard to the Plan.
1.4. Employers
     Any Subsidiary or Affiliate of the Corporation may adopt the Plan with the Corporation’s consent as described in subsection 7.1. A “Subsidiary” of the Corporation is any corporation more than 50% of the voting stock of which is owned, directly or indirectly, by the Corporation. An “Affiliate” of the Corporation is any corporation more than 50% of the voting stock of which is owned, directly or indirectly, by the owner or owners of more than 50% of the voting stock of the Corporation. The Corporation and any Subsidiaries or Affiliates of the Corporation which adopt the Plan are referred to below collectively as the “Employers” and sometimes individually as an “Employer”.

SECTION 2
Participation and Deferral Elections
2.1. Eligibility and Participation
     Subject to the conditions and limitations of the Plan, the Chief Accounting Officer of the Corporation, or such other officer of the Corporation as the Corporation may appoint, shall designate which employees of the Employer and which directors of the Corporation who are not employees of the Corporation or any Subsidiary of the Corporation (“Non-Employee Directors”) shall be eligible to participate in this Plan. Eligibility to participate in the Plan in one Plan Year does not guarantee the right to participate in the Plan in any subsequent Plan Year. The Plan Administrator shall notify the employees of an Employer if they are eligible to participate in the Plan in each Plan Year.
     An individual participating in the Plan in a given Plan Year (a “Participant”) may, as authorized by the Plan Administrator, make Deferral Elections as provided in subsection 2.2 below, and shall be eligible for the Employer Credits described in Section 3.
     If the Plan Administrator informs a Participant that he is unable to participate in the Plan for a given Plan Year, the Participant shall retain Participant status until the entire balance of the Participant’s Deferral Account (as defined in subsection 4.1 below) has been distributed.
2.2. Rules for Deferral Elections
     Any eligible Participant (as provided in subsection 2.1 above) may make an irrevocable election (“Deferral Election”) to defer receipt of compensation he otherwise would be entitled to receive for a Plan Year in accordance with the rules set forth below:
(a)	A Participant shall be eligible to make a Deferral Election only if on the date such election is made the Participant satisfies such requirements as are specified by the Plan Administrator.

(b)	All deferral and other elections must be made in such form as the Plan Administrator may prescribe and must be received by the Plan Administrator no later than the date specified by the Plan Administrator. The date specified by the Plan Administrator to receive a Participant’s Deferral Election shall not be later than the November 30 prior to the January 1 of the Plan Year in which the Participant performs the services producing the compensation to be deferred; provided, however, that in the case of a Participant’s initial year of participation, the date specified shall not be later than 30 days after the date the Participant first becomes eligible to participate in the Plan. Notwithstanding the foregoing, with respect the deferral of a Participant’s bonus, the date specified by the Plan Administrator generally may be no later than six months before the end of the bonus measurement period if the Plan Administrator determines that such bonus qualifies as “performance-based compensation” (as defined in Code Section 409A(4)(B)(iii) and the regulations thereunder).
(c)	At the time of an eligible Participant’s annual Deferral Election, the Participant must specify the date on which amounts deferred under that Deferral Election, any associated Employer Credits under Section 3, as well as any Fund Adjustments under subsection 4.2 associated with such deferral amounts and Employer Credits shall be paid or commence (i.e., the Distribution Date as defined below) and the form in which payment will be made (as provided in subsection 5.1).

(d)	Except as provided in subsection (e) below, a Deferral Election shall be irrevocable; provided, however, if an eligible Participant receives a distribution due to an unforeseeable emergency (as described in Section 5.1(e) of herein) or on account of financial hardship under the Heritage Group Retirement Savings Plan, or any successor plan thereto, then such Deferral Election shall be cancelled for the remainder of the Plan Year. Provided further, that if an eligible Participant becomes disabled (as defined in Code Section 409A), such Participant may cancel his or her deferral election for the plan year in which the Participant becomes disabled no later than the latest of (i) the end of the Participant’s taxable year in which such disability occurs, or (ii) the 15th day of the third month following the date the Participant becomes disabled.

(e)	A Participant may make an irrevocable election to extend a Distribution Date (a “Re-Deferral Election”); provided, that no Re-Deferral Election shall be effective unless (i) the Plan Administrator receives the election more than 12-months prior to the Distribution Date to be changed, and (ii) the new Distribution Date is not earlier than the fifth anniversary of the Designated Distribution Date. All Re-Deferral Elections must be made in writing on such forms and pursuant to such rules as the Plan Administrator may prescribe. The Plan Administrator, in its complete discretion, may modify the general rules set forth above as permitted by IRS Notice 2005-1, applicable regulations and other guidance issued under Code Section 409A.

(f)	A change in a Participant’s Deferral Election under the Plan will not be treated as an accelerated payment nor an impermissible Deferral Election to the extent the change results solely from a change in the Participant’s election under a Code Section 125 plan maintained by the Corporation or an Employer.

2.3. Amounts Deferred
     For each Plan Year, each Non-Employee Director eligible to participate in the Plan shall be entitled to make an irrevocable election (pursuant to rules established from time to time by the Plan Administrator) to defer receipt of all or any portion, but not less than 25 percent, of all annual cash retainer fees payable by the Corporation to a Non-Employee Director for services as a director of the Corporation, as such amount may be changed from time to time, and/or the annual meeting fees payable by the Corporation to a Non-Employee Director for services as a member or chair of a committee of the Board of Directors of the Corporation, as such amounts may be changed from time to time.
     For each Plan Year, each employee eligible to participate in the Plan shall be entitled to make an irrevocable election (pursuant to rules established from time to time by the Plan Administrator) to defer receipt of: (i) any whole percentage (up to 75%) of base salary paid to the employee for his services as an employee from the Employer for the following calendar year; and (ii) any portion (expressed as a dollar amount or a whole percentage up to 100%) of any bonus to be earned for services performed in the following calendar year.
SECTION 3
Employer Credits
3.1. Discretionary Contributions
     Each Plan Year, each Employer may credit to the Deferral Account of any Participant a contribution determined by the Employer in its discretion. The Employer shall specify the distribution time and form for such amount when it credits the Deferral Account; provided that if no time and form is specified, the default shall be a lump sum at Separation from Service (as defined below).
SECTION 4
Deferral Accounts
4.1. Deferral Accounts
     All amounts deferred pursuant to one or more Deferral Elections under the Plan (“Deferral Credits”) and any Employer Credits under Section 3 shall be allocated to a bookkeeping account in the name of the Participant (“Deferral Account”). A Participant’s Deferral Credits and Employer Credits shall be credited to his Deferral Account as of the Valuation Date (as defined below) coinciding with or next following the date on which, in the absence of a Deferral Election, the Participant would otherwise have received the deferred amounts. In the case of any Participant who has more than one Distribution Date under the Plan, a separate Deferral Account shall be kept with respect to each such Distribution Date.

4.2. Deferral Account Adjustments and Investment Funds
     As of the last business day of each calendar month or such other dates as the Plan Administrator, in its discretion, may designate (a “Valuation Date”), each Participant’s Deferral Account will be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the Deferral Account would have been credited or charged since the prior Valuation Date (in the manner described below) had the Participant’s Deferral Account been invested in the Investment Fund (as defined below) selected by the Participant. The Participant election described in the immediately preceding sentence shall be made at such times and in accordance with such rules as shall be established by the Plan Administrator. For purposes of adjusting accounts, distributions made since the immediately preceding Valuation Date shall be deemed to have been made on such Valuation Date. The “Investment Fund” shall consist of either, or both, of the following:
     (a) Stock Equivalent Account.
     Under the Stock Equivalent Account, the value of the Participant’s Deferral shall be determined as if the Deferral Credits and Employer Credits were invested in common stock equivalents as of the Valuation Date coinciding with or next following the date on which, in the absence of a Deferral Election, the Participant would otherwise have recovered the deferred amounts.
     The number of common stock equivalents to be credited to the Participant’s Deferral Account on each Valuation Date shall be determined by dividing the Deferral Credits to be “invested” on that date by the market value of the Corporation common stock, as determined by the Plan Administrator.
     An amount equal to the number of common stock equivalents as of the record date multiplied by the dividend paid on Corporate common stock on each dividend payment date shall be credited to the Participant’s Deferral Account as of the Valuation Date coincident with or next following the dividend payment date and “invested” in additional common stock equivalents as though such dividend credits were a Deferral Credit.
     In the event of any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of any or all of the assets of the Corporation to stockholders, or any other similar change or event, such proportionate adjustments, if any, as the Plan Administrator in its discretion may deem appropriate to reflect such change or event shall be made with respect to the number of common stock equivalents credited to a Participant’s Deferral Account.
     The number of shares of applicable Corporation common stock to be paid to a Participant as of a Distribution Date or event shall be equal to the number of common stock equivalents accumulated in the Stock Equivalent Account as of the applicable Valuation Date divided by the total of the payments to be made. All payments from the

Stock Equivalent Account shall be made in whole shares of Company common stock with fractional shares credited to federal income taxes withheld.
     (b) Other Investment Fund(s).
     The other Investment Fund(s) shall consist of such mutual funds designated by the Plan Administrator in its sole discretion. Investment Funds shall be credited with income and gains and charged with losses to the Participant’s Deferral Account on a monthly basis. The rate of interest to be credited will be set based on a current external rate determined by the Plan Administrator from time to time. If installment payments are elected, the amount to be paid to the Participant as of a Distribution Date shall be determined by dividing the Participant’s Deferral Account balance as of the applicable Valuation Date by the number of remaining installment payments. All payments from the other Investment Funds shall be made in cash.
4.3. Investment Election and Changes.
     A Participant’s investment elections shall be subject to the following rules.
(a)	If the Participant fails to make an investment election with respect to a deferral, the deferral shall be deemed to be invested as determined by the Plan Administrator.

(b)	All investments to the Stock Equivalent Fund Account shall be irrevocable.

(c)	A Participant may elect to transfer amounts from an Other Investment Fund to the Stock Equivalent Fund as of any business day; any such transfer shall be made in accordance with the procedures established by the Plan Administrator.
4.4 Vesting
     A Participant shall be fully vested at all times in the balance of his Deferral Account attributable to his own Deferral Credits. Any Employer Credits shall vest in accordance with the vesting schedule established by the Employer at the time of the credit.
SECTION 5
Payment of Benefits
5.1. Time and Method of Payment
(a)	The “Distribution Date” specified by the Participant shall be either (i) a specified date not earlier than January 1 immediately following the fifth anniversary of the date on which the Participant makes his initial election (the “Designated Distribution Date”), (ii) the Participant’s Separation from Service (as defined below) or a specified date coinciding with or next following the Participant’s Separation from Service (e.g., January 1 coinciding with or next following the Participant’s Separation from Service), or (iii) the earlier of (i) or (ii) above. If any Participant dies or becomes disabled (as defined in Code Section 409A), such Participant’s Distribution Date shall be the Participant’s date of death or disability, as applicable. For purposes of the Plan, a “Separation from Service” occurs when a person leaves the employ of the Corporation (and all Subsidiaries and Affiliates of the Corporation), or in the case of a Non-Employee Director when the Non-Employee Director separates from service, by reason of a resignation, discharge, retirement, or death that is consistent with Code Section 409A(a)(2)(A)(i) and any IRS regulations issued thereunder. Notwithstanding any other provisions of the Plan to the contrary, distributions to a “Specified Employee” (as defined in Code Section 409A(2)(B)(i) and the regulations thereunder) upon his Separation from Service shall not be made before the date that is six months after the Specified Employee’s Separation from Service.
(b)	Payment of the vested portion of a Participant’s Deferral Accounts shall be made in the form of a single lump sum or a series of annual installments over a period not exceeding ten years, as specified in the Participant’s election applicable to each such Deferral Account. In the event the Participant fails to specify a form of payment, the form shall be a single lump sum.

(c)	Payment shall be made or commence within the 60-day period following the Valuation Date coinciding with or next following the Participant’s Distribution Date. If payment is to be made in the form of a single lump sum, payment shall be in an amount equal to the value of the Participant’s Deferral Account as of the Valuation Date coinciding with or immediately preceding the date on which the balance of the Deferral Account is paid to the Participant. If payment is to be made in the form of installments, payments shall be made as of the Valuation Date coinciding with or next following the Participant’s Distribution Date and, during the balance of the installment payment period, as of the Valuation Date coinciding with or next following each anniversary of the Participant’s Distribution Date. Each installment amount shall be equal to the Participant’s account balance determined as of the applicable Valuation Date multiplied by a fraction the numerator of which is one and the denominator of which is the total number of years remaining in the installment payment period including the current year. With respect to a Participant who has more than one Distribution Date, this subsection 5.1 shall be applied separately with respect to each such Distribution Date.

(d)	A Participant may make a one-time election after the original Deferral Election to change the method of payment elected by the Participant; provided, that such election shall be treated as a Re-Deferral Election. Installment payments shall be treated as a single payment for purposes of making a Re-Deferral Election, and the first scheduled installment will be the measuring standard for purposes of determining whether a Re-Deferral Election complies with the requirements of subsection 2.2(e) above.

(e)	Participants also may receive a distribution on account of an unforeseeable emergency to the extent permitted by Code Section 409A(a)(2)(B)(ii).
5.2. Payment Upon Disability
     Notwithstanding any election by the Participant regarding the timing of payment of his Deferral Account, in the event a Participant becomes disabled (as defined in Code Section 409A(a)(1)(C)) before his Distribution Date, payment of the Participant’s Deferral Account shall be made in a single lump sum as soon as practical after the Valuation Date coinciding with or next following the date on which the Plan Administrator determines that the Participant is disabled.
5.3. Payment Upon Death of a Participant
     Notwithstanding any election by the Participant regarding the timing of payment of his Deferral Account, a Participant’s Deferral Account shall be paid to the Participant’s beneficiary (designated in accordance with subsection 5.4) in a single lump sum as soon as practical following the Valuation Date coinciding with or next following the Participant’s death.
5.4. Beneficiary
     If a Participant is married on the date of his death, then his beneficiary shall be the Participant’s spouse, unless the Participant names a beneficiary or beneficiaries (other than the Participant’s spouse) to receive the balance of the Participant’s Deferral Accounts in the event of the Participant’s death prior to the payment of his entire Deferral Accounts. To be effective, any beneficiary designation shall be filed in writing with the Plan Administrator. A Participant may revoke an existing beneficiary designation by filing another written beneficiary designation with the Plan Administrator. The latest beneficiary designation received by the Plan Administrator shall be controlling. If no beneficiary is named by a Participant or if he survives all of his named beneficiaries, the Deferral Accounts shall be paid in the following order of precedence:
(a)	the Participant’s spouse;

(b)	the Participant’s children (including adopted children) per stirpes; or

(c)	the Participant’s estate.

5.5. Withholding of Taxes
     The Employers shall withhold any applicable Federal, state or local income, employment or other tax from payments due under the Plan. Any Social Security taxes, including the Medicare portion of such taxes, on a Participant’s elective deferrals shall be withheld when the compensation is deferred and on any Employer Credits under Section 3 when such amounts are vested under subsection 4.4. Such taxes shall be withheld from such items of cash compensation (including distributions from this Plan) as the Employers deem appropriate. The Employers shall also withhold any taxes as necessary to comply with applicable laws.
5.6. Small Amounts
     Notwithstanding any other provision of the Plan to the contrary, if, on a Participant’s Separation from Service, the aggregate vested portion of the Participant’s Deferral Accounts is not greater than the “applicable dollar amount” as provided under Code Section 402(g)(1)(B) ($15,500 for 2008), the Plan Administrator may, in its discretion, pay the vested portion of the Participant’s Deferral Accounts to the Participant in a single lump sum as soon as administratively practicable, notwithstanding any distribution election requiring further installment payments. The lump sum payment shall equal the value of the vested portion of the Participant’s Deferral Accounts as of the Valuation Date coinciding with or immediately preceding the date on which the balance in the Deferral Accounts is paid to the Participant.
SECTION 6
Miscellaneous
6.1. Funding
     Benefits payable under the Plan to any Participant shall be paid directly by such Participant’s Employer(s). The Employers shall not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. While the Employers may make investments in the funds designated by the Plan Administrator as Investment Funds, the Employers shall not be under any obligation to make such investments and any such investment shall remain an asset of the relevant Employer subject to the claims of its general creditors. Notwithstanding the foregoing, the Employers may maintain one or more grantor Trusts (“Trust”) to hold assets to be used for payment of benefits under the Plan. Upon a Change in Control (as defined in the Heritage-Crystal Clean, Inc. Omnibus Incentive Plan of 2008, or any successor plan thereto), the Employers shall establish such Trusts. The assets of the Trust with respect to benefits payable to the employees of such Employer(s) shall remain the assets of such Employer(s) subject to the claims of their general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan shall be considered payment by the Employers and shall discharge the Employers of any further liability under the Plan for such payments.
6.2. Employment Rights
     Establishment of the Plan shall not be construed to give any eligible Participants the right to be retained in the service of the Employers or to any benefits not specifically provided by the Plan.

6.3. Interests Not Transferable
     Except as to withholding of any tax under the laws of the United States or any state or locality and the provisions of subsection 5.4, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, shall be void. No person shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits. If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Plan Administrator, in its discretion, may terminate the interest in any such benefits of the person titled thereto under the Plan and hold or apply them for or to the benefit of such person entitled thereto under the Plan or his spouse, children or other dependents, or any of them, in such manner as the Plan Administrator may deem proper.
6.4. Forfeitures and Unclaimed Amounts
     Unclaimed amounts shall consist of the amounts of the Deferral Account of a Participant that cannot be distributed because of the Plan Administrator’s inability, after a reasonable search, to locate a Participant or his beneficiary, as applicable, within a period of two (2) years after the Valuation Date upon which the payment of benefits become due. Unclaimed amounts shall be forfeited at the end of such two-year period. These forfeitures will reduce the obligations of the Employers under the Plan. After an unclaimed amount has been forfeited, the Participant or beneficiary, as applicable, shall have no further right to his Deferral Account.
6.5. Controlling Law
     This agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof. To the extend not preempted by ERISA, all other matters shall be governed by and construed in accordance with the internal laws of Illinois without regard to any state’s conflict of law principles. Any legal action related to this plan shall be brought only in a federal or state court located in Illinois.
6.6. Gender and Number
     Words in the masculine gender shall include the feminine, and the plural shall include the singular and the singular shall include the plural.
6.7. Action by the Employers
     Except as otherwise specifically provided herein, any action required of or permitted to be taken by the Corporation or the Employers under the Plan shall be by resolution of its Board of Directors or by resolution of a duly authorized committee of its Board of Directors, or by a person or persons authorized by resolution of its Board of Directors or such committee.

6.8. Other Benefit Plans
     The Participant’s Deferral Credits shall be deemed compensation for the purpose of calculating the amount of a Participant’s benefits or contributions under all retirement and welfare benefit plans sponsored by the Corporation and the Subsidiaries, except to the extent not permitted under such retirement or welfare benefit plan and except to the extent not permitted under the Code.
     No amount distributed to a Participant from a Participant’s Deferral Accounts under this Plan shall be deemed to be compensation with respect to a Participant’s entitlement to benefits under any retirement or welfare benefit plan established by the Corporation or the Subsidiaries for its employees unless otherwise specifically provided in such Plan.
6.9. Facility of Payment
     Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Plan Administrator, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner that the Plan Administrator may select.
SECTION 7
Employer Participation
7.1. Adoption of Plan
     Any Subsidiary or Affiliate of the Corporation may, with the approval of the Corporation and under such terms and conditions as the committee may prescribe, adopt the Plan by filing with the Corporation a resolution of its Board of Directors to that effect. The Corporation may amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Employer, provided however, that an adopting Employer shall not have the authority to amend or terminate the Plan under Section 8.
7.2. Withdrawal from the Plan by Employer
     Any such Employer shall have the right, at any time, upon the approval of and under such conditions as may be provided by the Corporation, to withdraw from the Plan by delivering to the Corporation written notice of its election so to withdraw. Upon receipt of such notice by the Corporation, the portion of the Deferral Account of Participants and beneficiaries attributable to amounts deferred while the Participants were employees of such withdrawing Employer, plus any net earnings, gains and losses on such amounts, shall be distributed from the Trust at the direction of the Corporation in cash at such time or times as the Corporation, in its sole discretion, may deem to be in the best interest of such employees and their beneficiaries. To the extent the amounts held in the Trust for the benefit of such Participants and beneficiaries are not sufficient to satisfy the Employers’ obligation to such Participants and their beneficiaries accrued on account of their employment with those Employers, the remaining amount necessary to satisfy such obligation shall be an obligation of the relevant Employers, and the other Employers shall have no further obligation to such Participants and beneficiaries with respect to such amounts.
SECTION 8
Amendment and Termination
     The Corporation intends the Plan to be permanent but, to the extent permitted by applicable law (including, without limitation, Code Section 409A), reserves the right at any time in its complete and unilateral discretion to modify, amend or terminate the Plan, provided however, that except as provided below, any amendment or termination of the Plan shall not reduce or eliminate (except by reason of investment experience) any Deferral Account accrued through the date of such amendment or termination. Upon termination of the Plan, the Corporation may provide that notwithstanding the Distribution Date specified by each Participant, all deferred account balances will be distributed on a date selected by the Corporation. The Plan Administrator shall have the authority to adopt amendments to the Plan in the following circumstances:
(a)	to adopt amendments to the Plan which the Plan Administrator determines are necessary or desirable for the Plan to comply with or to obtain benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental or administrative agency or changes in such law, regulations, rulings or requirements; and

(b)	to adopt any other procedural or ministerial amendment that the Plan Administrator determines to be necessary or desirable that does not materially change benefits to Participants or their beneficiaries or materially increase the Corporation’s or Employer’s obligations under the Plan.
The Plan Administrator shall provide notice of amendments adopted by the Plan Administrator to the Corporation and the Board of Directors of the Corporation on a timely basis.